Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

February 11, 2015

BWV iPath Exchange Traded Notes iPath® CBOE S&P 500 BuyWrite IndexSM ETN ETN Description The iPath® CBOE S&P 500 BuyWrite IndexSM ETN (the “ETNs”) is designed to provide investors with exposure to the CBOE S&P 500 BuyWrite IndexSM. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payments at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Market prices of the index components of the covered S&P 500® portfolio may fluctuate rapidly based on numerous factors, which may affect the value of the underlying index and the value of your ETNs in varying ways, and different factors may cause prices and components of the covered S&P 500® portfolio and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. An investment in the ETNs involves significant risks and may not be suitable for all investors. For more information on risk associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the relevant prospectus. Index Description The CBOE S&P 500 BuyWrite IndexSM (the “Index”) is designed to measure the total rate of return on a hypothetical “buy-write”, or “covered call”, strategy on the S&P 500® Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index and the sale of a succession of a one-month, at-the-money S&P 500® call options that are listed on the Chicago Board Options Exchange (CBOE). Owning the ETNs is not the same as owning interests in the index components included in the Index or a security directly linked to the performance of the Index. ETN Details Ticker BWV Intraday Indicative Value Ticker BWV.IV CUSIP 06739F135 ISIN GB00B1WL1590 Primary exchange NYSE Arca Investor Fee Rate1 0.75% per annum Inception date 5/22/2007 Maturity date 5/28/2037 Issuer Barclays Bank PLC Callable ETN No Index Details Index name CBOE S&P 500 BuyWrite IndexSM Composition S&P 500 Index equities and option contracts Bloomberg Index ticker BXM Index inception date 4/1/2002 Index sponsor Chicago Board Options Exchange, Incorporated (CBOE) 1 The investor fee rate per ETN is 0.75% per year. The investor fee on the inception date was zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) the Investor Fee Rate times (2) the principal amount of your ETNs times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365. The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date. Page 1 of 4 BARCLAYS

BWV Cumulative Return 32% 16% 0% -16% -32% -48% Jan 08 Jan 09 Jan 10 Jan 11 Jan 12 Jan 13 Jan 14 iPath® CBOE S&P 500 BuyWrite IndexSM ETN CBOE S&P 500 BuyWrite IndexSM Source: CBOE, BlackRock (based on daily returns since ETN inception date; 05/22/07-06/30/14). Annualized Performance, Standard Deviation And Correlation History 3-month 6-month 1-Year 3-Year 5-Year Since ETN Standard Index Return % Return % Return % Return % Return % Inception Deviation % Correlations3 Annualized Annualized Annualized 05/22/07 Annualized2 Return % Annualized iPath® CBOE S&P 500 BuyWrite IndexSM ETN 3.07 5.50 13.84 8.64 9.97 3.20 9.16 0.98 CBOE S&P 500 BuyWrite IndexSM 3.14 5.66 14.12 9.13 10.50 3.82 9.59 1.00 S&P 500® TR Index 5.23 7.14 24.61 16.58 18.83 5.88 13.40 0.86 MSCI EAFE TR Index 4.09 4.78 23.57 8.10 11.77 1.09 19.16 0.75 MSCI Emerging Markets TR IndexSM 6.60 6.14 14.31 -0.39 9.24 2.88 17.05 0.68 Barclays U.S. Aggregate Bond TR Index 2.04 3.93 4.37 3.66 4.85 5.19 2.85 -0.11 Bloomberg Commodity Index Total ReturnSM 0.08 7.08 8.21 -5.17 1.99 -2.76 15.02 0.54 Source: Barclays, BlackRock, S&P Dow Jones Indices, LLC, MSCI, Bloomberg, as of 6/30/2014. The S&P 500® Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The MSCI EAFE Index is an equity index which captures large and mid cap representation across developed markets countries around the world, excluding the U.S. and Canada. The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets. The Barclays U.S. Aggregate Bond Index provides a measure of the performance of the U.S. investment grade bonds market. The Bloomberg Commodity Index Total ReturnSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the index plus the rate of interest that cound be earned on cash collateral invested in specified Treasury Bills. ETN returns are for illustrative purposes only. ETN returns measure the returns over the relevant period using the change in the indicative value expressed as a percentage from the beginning of the relevant period to the end of the relevant period and reflect the deduction of applicable fees and costs. Past performance does not guarantee future results. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot directly invest in an index. Past performance does not guarantee future results. 2 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 06/09-06/14, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 3 Correlations based on monthly returns for 06/09-06/14. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Page 2 of 4 iP-BWV-I0614

BWV Benefits Risks May provide portfolio diversification and completion* No principal protectionAbility to execute tactical viewsCredit risk of the issuer Interest Rate ManagementConcentration of index exposure Hedging ToolMinimum number of ETNs required to redeem directly with issuer**Exchange listedMarket riskDaily redemption capabilities directly to issuer**Yearly fee and applicable costsNo tracking error to their specified underlying index*** * Diversification does not protect against market risk. **Subject to notification requirements described in the applicable prospectus, a holder must redeem at least 50,000 iPath ETNs of the same series at one time in order to exercise the right to redeem the ETNs on any redemption date. *** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable product prospectus. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Covered Call Strategy Risk: Trading in stocks and options that compose the covered S&P 500 Index portfolio is speculative and returns can be extremely volatile. Market prices of index components of the covered S&P 500 Index portfolio may fluctuate rapidly based on numerous factors, which may affect the value of the underlying index and the value of your ETNs in varying ways, and different factors may cause prices of the components of the covered S&P 500 Index portfolio, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. A covered call strategy also limits participation in the appreciation of the underlying asset, in this case, the S&P 500 Index. Consequently, the index to which your ETNs are linked will not participate fully in the appreciation of the S&P 500 Index as would an investment linked directly to the S&P 500 Index or a direct investment in the stocks underlying the S&P 500 Index. While the strike price of the call options on the S&P 500 Index will operate to limit the underlying index’s participation in any increase in the value of the S&P 500 Index, the index’s exposure to any decline in the value of the S&P 500 Index will not be limited. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. iP-BWV-I0614 Page 3 of 4

BWV Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The CBOE S&P 500 BuyWrite IndexSM (the “Index”) is a product of Chicago Board Options Exchange, Incorporated (“CBOE”). CBOE® and BuyWrite™ are trademarks of CBOE. S&P® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). The Index and the related trademarks have been licensed to S&P Dow Jones Indices LLC (“SPDJI”) and its affiliates, and sublicensed to Barclays Bank PLC for certain purposes. The ETNs are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, CBOE, or any of their respective affiliates (collectively, “S&P Dow Jones Indices and CBOE”). S&P Dow Jones Indices and CBOE do not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. © 2015 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0740-1014 Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 4 of 4 iP-BWV-I0614